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[HEALTHEXTRAS LETTERHEAD]


                               HEALTHEXTRAS, INC.

                            CODE OF ETHICS & CONDUCT

      HealthExtras, Inc., together with its subsidiaries and affiliates ("HealthExtras" or the "Company"), requires all of its directors, officers and employees to adhere to high ethical standards and comply with all applicable legal requirements when engaging in business conduct on behalf of the Company. This is a fundamental obligation of each director, officer and employee and is consistent with the personal responsibility of each of them to help preserve and safeguard the Company's assets and valuable reputation in the business community. This Code of Ethics & Conduct (the "Code") must be observed by all directors, officers and employees. Failure to adhere to this Code and any applicable laws, rules, standards and regulations in effect now or in the future may result in disciplinary action up to and including termination of employment.

      This Code is in addition to other Company policies and procedures, including the Employee Handbook and the HIPAA Policies and Procedures.

      Moreover, this Code does not, nor is it intended to, confer any rights or benefits or constitute an employment contract, an assurance of continued employment, or employment other than at-will for employees. The Company retains the right, in its sole discretion, to change any policy, procedure, term or working condition at any time and in any manner, to the extent permitted by law.

      In the normal course of business, questions inevitably will arise regarding proper behavior. It is the responsibility of each employee, officer and director to ask any questions regarding the application of provisions of this Code to specific situations, or regarding situations not covered by this Code, and to seek guidance from the Chief Compliance Officer/General Counsel before taking any action that may constitute an ethical violation or affect the legal liabilities of the Company. When in doubt about the requirements of this Code or any Company policies or procedures, or applicable laws, rules, standards or regulations, ASK BEFORE ACTING.

      Employees, officers and directors of HealthExtras, Inc. and each of its subsidiaries are expected to:

  o Act with honesty, integrity and objectivity, without allowing independent judgment to be subordinated.

  o Avoid actual or apparent conflicts of interest between personal and professional relationships. Address any apparent or actual conflict of interest in accordance with the highest ethical standards and promptly disclose to the Chief Compliance Officer/General Counsel of the Company the nature of any such conflict of interest, material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest. The Chief Compliance Officer/General Counsel should disclose to the Chief Executive Officer, the Chairperson of the Audit Committee or the Ethics, Governance & Nominating Committee, as appropriate, any such situations relating to the Chief Compliance Officer/General Counsel.

  o Provide full, fair, accurate, timely and understandable disclosure in the Company's reports filed with the U.S. Securities and Exchange Commission, stock exchange(s) on which the Company's securities are listed and other public communications forums.

  o Comply with all Company policies and procedures and applicable laws (including those related to healthcare fraud and abuse), rules, standards and regulations of all U.S. and non-U.S. governmental entities and other appropriate public and private regulatory, listing and standard-setting agencies.

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  o    Complete the Company's compliance and ethics program training.

  o Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or circumstances and without seeking improperly to influence or hinder the Company's independent auditors in any way in the performance of their engagement.

  o Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage.

  o Promote ethical behavior among employees, particularly those they supervise.

  o    Responsibly use and control all Company assets and resources.

  o Promptly report any violations or suspected violations of this Code and any law, rule, regulation, policy or procedure to the Chief Compliance Officer/General Counsel, or such other official as the Company's applicable policies or procedures may direct under the circumstances.

      Retaliation in any form against an employee who has, in good faith, reported a violation or possible violation of this Code will not be tolerated. Anyone engaging in any form of retaliation shall be subject to serious sanctions, which may include dismissal. Making knowingly false allegations of misconduct, however, will also be subject to disciplinary action, which may include dismissal.

      If there is a reasonable likelihood that contemplated action will violate a standard established by this Code, the individual contemplating such action must request a waiver of the applicable Code standard. If a waiver request relates to an executive officer or director, the determination with respect to the waiver shall be made by the Audit Committee of the Board of Directors, in consultation with the Chief Compliance Officer/General Counsel and/or external legal counsel, as the Audit Committee deems appropriate.

      Any waivers of this Code granted for any executive officer or director of the Company will be disclosed, as required by the Securities Exchange Act of 1934, and the rules thereunder, and the applicable rules of the exchange(s) on which the Company's securities are listed.

      This Code is intended to fulfill the requirements for a code of ethics for senior financial officers and the chief executive officer, as set forth in
Section 406 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission, as well as the requirements for a code of conduct described in Section 4350(n) of the NASDAQ Marketplace Rules.

      Any questions, comments or reports of violations of this Code may be addressed to the Company's Chief Compliance Officer/General Counsel. In addition to reports of violations of this Code received from directors, officers and employees, reports of violations may be received from a number of sources, including outside parties or as a result of an audit or litigation. Once a report is received, it will be promptly and thoroughly investigated. The Chief Compliance Officer/General Counsel may order a legal review and investigation if so warranted. Depending on the nature of the violation or the results of an investigation, disciplinary action may or may not be taken. The Company is not obligated to take any particular disciplinary action, but the discipline imposed may include: oral or written warning, probation, demotion, suspension, restitution, termination of employment, including "for cause" termination that may result in forfeiture of stock options granted under the Company's stock option plans, or referral for criminal prosecution or civil action. Some of the factors that may be taken into account include: the nature and seriousness of the violation, damage caused by the violation, whether the violation was committed knowingly, the impact on the Company or any of its subsidiaries, and the individual's history of compliance with the Company's policies and procedures. The Company's Business Ethics Policies and Procedures and Confidential Disclosure Program Policies and Procedures set forth procedures that can be followed in reporting a violation (including making confidential and anonymous submissions).